SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 8 KSB A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 15, 1998
                                (Date of Report)

                              CNH Holdings Company
             (Exact name of registrant as specified in its charter)

                                     Nevada
                 (State or other jurisdiction of incorporation)

                   0 17304                     11 2867201
          (Commission File Number) (IRS Employer Identification Number)

                       P.O. Box 832, Kilgore, Texas 75663
           (Address of principal executive offices including zip code)

                                 (903) 984 6425
               (Registrant's telephone number including area code)

                   17659 Sun Meadow Drive, Dallas, Texas 75252
          (Former name or former address, if changed since last report)

Item 1.  Change in Control of Registrant.

On June 15, 1998, CNH Holdings Company, a Nevada corporation (the Company), entered into a reorganization agreement (the Reorganization Agreement) with Southport Environmental and Development, Inc., a Texas corporation (SEDI), and the shareholders of SEDI pursuant to which the Company acquired all of the outstanding proprietary interest of SEDI in a share for share exchange which resulted in SEDI becoming a wholly owned subsidiary of the Company and the shareholders of SEDI acquiring control of the Company through their share ownership. The Company issued 6,000,000 common shares and 200,000 shares of the Class A: 10% Dividend Bearing Preferred Stock of the Company. Pursuant to the Reorganization Agreement, the existing director, Mr. Paul M. Lionti, resigned, and the Company appointed Messrs. Larry V. Tate, Gerald Pybas, H. Paul Estey, E. Robert Barbee and Terry McFarland as directors. Mr. Tate was then appointed CEO, Mr. Pybas President, and Ms. Helen Wallace Treasurer.

On June 15, 1998, and to the date of this report, SEDI owned and/or operated working and other interests in oil and gas properties in east Texas. SEDI, at June 15, 1998, also owned a 1/3rd interest in The Norm Services Group, LLC, which interest was subsequently transferred to the Company. This Texas limited liability company was involved in the remediation of normally occurring readioactive materials along the gulf coast of Texas and Louisiana.

On July 20, 1998, the assets, liabilities and business of The Norm Services Group, LLC, were rolled into a Texas corporation, NORM Services Group, Inc., in a tax-free exchange. The interest holders in Norm Services Group, LLC, including the Company, surrendered their interests in the limited liability company in exchange for all of the outstanding stock of the corporation into which the assets, liabilities and business of the limited liability company were rolled.

On August 7, 1998, NORM Services Group, Inc., acquired all of the outstanding assets and liabilities of NSG Rentals, a Texas general partnership, in exchange for common stock of NORM Services Group, Inc. NSG Rentals then ceased to exist. The partnership was in the business of renting oil and gas equipment, and was renting equipment first to The Norm Services Group, LLC, and then to NORM Services Group, Inc., after the roll-up discussed in the preceding paragraph. Also on August 7, 1998, the Company acquired the remaining 2/3rds interest in NORM Services Group, Inc., which it did not previously own. The exchange was made through the delivery of 244,210 shares of the Company's common stock.

SEDI is now, and has been since June 15, 1998, a wholly-owned subisidiary of the Company. SEDI, on June 15, 1998, owned 1/3rd of the outstanding interest in The Norm Services Group, LLC, which interest was assigned to the Company. The Company continued to own this interest through the roll-up of this limited liability company into NORM Services Group, Inc., afterwards owning 1/3rd of the outstanding stock of the corporation. The Company acquired the remaining outstanding stock of NORM Services Group, Inc., on August 7, 1998, in exchange for 244,210 shares of common stock. Thus, NORM Services Group, Inc., as of August 7, 1998, became, and remains, a wholly-owned subsidiary of the Company. NORM Services Group, Inc., on August 7, 1998, immediately prior to this corporation becoming a wholly-owned subsidiary of the Company, acquired all of the outstanding interest of NSG Rentals, a Texas partnership which ceased to exist on the date of transfer. Thus, the business previously being conducted by NSG Rentals is now being conducted by NORM Services Group, Inc.

The financial statements of the SEDI, The NORM Services Group, LLC, and NSG Rentals required under this form are presented under Item 7, below.

Item 2.  Acquisition or Disposition of Assets:  See Item 1, above.

Item 3.  Bankruptcy or Receivership:  Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant:  Not Applicable.

Item 5.  Other Events:  None.

Item 6.  Resignation of Registrant's Directors:  Not Applicable.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits:

The Board of Directors and Stockholders
Southport Environmental & Development, Inc.


                          INDEPENDENT AUDITOR'S REPORT


We have audited the balance sheet of Southport Environmental & Development, Inc. as of June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southport Environmental & Development, Inc. as of June 30, 1998.

The Corporation did not commence operations until September 1, 1998 and therefore the statements of income, retained earnings, and cash flows have been omitted.





Littleton, Colorado
November 3, 1998

                   SOUTHPORT ENVIRONMENTAL & DEVELOPMENT, INC.

                                  Balance Sheet
                                  June 30, 1998



                                     Assets
                                     ------

Investment in oil and gas properties                                    $144,146
Organization costs                                                         1,000
                                                                       ---------
                                                                       $ 145,146
                                                                       =========



                      Liabilities and Stockholder's Equity
                      ------------------------------------
Liabilities                                                            $   -0-
Stockholder's equity:
      Common stock, no par value, authorized 100,000 shares
      Issued and outstanding 40,000 shares                               145,146
                                                                       ---------

                                                                       $ 145,146
                                                                       =========





See accompanying notes to financial statements

                   SOUTHPORT ENVIRONMENTAL & DEVELOPMENT, INC.

                          Notes to Financial Statements

                                  June 30, 1998

1. Organization:
   -------------

     The Company was incorporated on June 1 1998 and will be involved in the exploration for and development of oil and gas properties.

     Oil and gas properties with remaining cost basis of $144,146 were acquired from two individuals and from a corporation in which the same two individuals are the sole sharweholders in exchange for 40,000 shares of the Company's no-par value stock.

     The assignment of the oil and gas production will be effective September 1, 1998.


2. Reorganization:
   ---------------

     Subsequently, the two shareholders exchanged their 40,000 shares of the Company's common stock of CNH Holdings, Inc. in a Type B plan of reorganization under IRC Section 368 (a)(1)(17).

3. Supplementary Oil and Gas Information (Unaudited):
   --------------------------------------------------

     Changes in present value of estimated future net cash flows from proved oil and gas reserves:

      Present value at beginning of period                                   -0-
      Additions and revisions, net of future estimated
         development and productions costs and net of
         properties sold                                              $2,044,232
      Sales of oil and gas, net of
         lifting costs                                                       -0-
                                                                      ----------


 Present value at end of period                                       $2,044,232
                                                                      ==========

  Changes in proved oil and gas reserves:
  ---------------------------------------
                                                              Oil (Bbls)
                                                              ----------
  Proved reserves:
     Balance at beginning of year                                  -0-
     Properties sold                                               -0-
     Additions to and revisions of previous estimates          349,946
     Production                                                    -0-
                                                               -------

  Balance at end of period                                     349,946
                                                               =======
  Proved developed reserves:
     Balance at June 30, 1998                                  349,946

  Future net cash flows from proved oil and gas reserves:
  -------------------------------------------------------

                                       Future net cash flows at
                                            June 30, 1998
                                            -------------
                                     Total Proved  Proved Developed
                                       Reserves        Reserves
                                       --------        --------
                      March 31,
                      ---------
                        1999          $   53,191      $   53,191
                        2000             169,384         169,384
                        2001             181,848         181,848
                      Remainder        1,866,943       1,866,943
                                      ----------      ----------

                                      $2,271,367      $2,271,367
                                      ==========      ==========

                   SOUTHPORT ENVIRONMENTAL & DEVELOPMENT, INC.

                                  June 30, 1998

3. Supplementary Oil and Gas Information (Unaudited):
   --------------------------------------------------

     Present value of future net cash flows (discounted at 10%):
     -----------------------------------------------------------

                                                              Proved
                                             Proved          Developed
                                             ------          ---------
                 March 31,
                 ---------
                     1998                      47,872            47,872
                     1999                     152,450           152,450
                     2000                     163,660           163,660
                 Thereafter                 1,680,250         1,680,250
                                          -----------       -----------
                                          $ 2,044,232       $ 2,044,232
                                          ===========       ===========


     The following accounting policies have been used in preparing the Reserve Recognition Accounting (RRA) presentation. The summary of oil and gas producing activities on the basis of RRA was prepared based on the rules of the Securities and Exchange Commission (SEC).

     Under RRA, earnings are recognized as proved reserves are found based on the estimated present value of such reserves, computed as described below. Subsequent revisions to the RRA valuation of proved reserves are included in earnings as they occur. Proved reserves are those quantities of oil and gas which can be expected, with little doubt, to be recoverable commercially at current prices and costs under existing operating methods.

     The proved reserves and related valuations were computed by Company in accordance with the rules of the SEC. Estimated future net revenues were computed by applying current prices received by the Company to estimated future production of reserves, less estimated future development and production costs and windfall profit taxes based on current costs. A discount factor of 10% was applied to the estimated future revenues to compute the estimated present value of proved oil and gas reserves. This valuation procedure does not necessarily result in an estimate of the fair market value of the Company's oil and gas properties.

     Totals of proved reserves are inherently imprecise estimates and are continually subject to revision based on production history, results of additional exploration and development, price changes, and other factors.

     "Additions to reserves" are the result of current acquisitions and development activities. Increases in prices are the approximate effect on the RRA valuation of proved reserves due to price changes. Other revisions represent the net effect of all revisions to estimated quantities of proved reserves. Accretion of discount was computed by multiplying 10% times the present value of future net revenues as of the beginning of the year, adjusted to reflect downward revisions.

     Evaluated acquisition, exploration, development, and production costs include current and estimated future costs associated with the current year reserve additions. Such expenses include property acquisitions, well costs, lease rentals, and abandonments. The cost of acquiring unproved properties and drilling exploratory wells are deferred until the properties are evaluated and determined to be either productive or nonproductive, at which time they are charged to expense. There were no deferred acquisition and exploration costs at June 30, 1998.

     The provision for income taxes is based on the "liability" method computed by applying the current statutory income tax rate to the difference between the year end RRA valuation of proved reserves and the tax basis in the properties less estimated investment tax credits and statutory depletion associated with future development costs.

4. Commitments and Contingencies:
   ------------------------------

     There were no commitments or contingencies known to management at June 30, 1998.

                          INDEPENDENT AUDITOR'S REPORT



The Members
The Norm Group Services, LLC


We have audited the balance sheets of The Norm Services Group, LLC, (a Texas limited liability corporation) as of March 31, 1998 and the related statements of income, retained earnings, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Norm Services Group, LLC as of March 31, 1998, and the results of its operations for the period then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedules 1 and 2 are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.




Littleton, Colorado
November 3, 1998

                          THE NORM SERVICES GROUP, LLC

                                  Balance Sheet

                                 March 31, 1998



                                     ASSETS

Current assets:
      Cash                                                             $  65,094
      Accounts receivable, trade                                         280,001
                                                                       ---------
                           Total current assets                          345,095
Fixed assets; at cost:
      Land, farm and improvements                        $  82,076
      Machinery and equipment                               25,716
                                                         ---------
                                                           107,792
      Less accumulated depreciations                        (3,347)      104,445
                                                         =========
Other assets:
      Organization costs                                     1,000
      Less amortization                                       (183)          817
                                                         =========     ---------
                                                                       $ 450,357
                                                                       =========


                         LIABILITIES AND MEMBERS EQUITY

Current liabilities:
      Mortgage note payable                                            $  70,000
      Accounts payable                                                   266,405
      Accrued interest                                                     1,750
      Other liabilities                                                    2,804
                                                                       ---------
                                                                         340,959

Members' equity:
      Capital contribution                                  48,835
      Less withdrawals                                     (13,000)
                                                         ---------
                                                            35,835
      Retained earnings                                     73,563       109,398
                                                         =========     ---------
                                                                       $ 450,357
                                                                       =========



See accompanying notes to financial statements

                          THE NORM SERVICES GROUP, LLC

                    STATEMENT OF INCOME AND RETAINED EARNINGS

                       Eleven Months Ended March 31, 1998



Income:
      Service income                                                $ 1,110,718


Costs and expenses:
      Direct costs                                   $   815,311
      Depreciation and amortization                        3,530
      Selling, administration and general expenses       203,669      1,022,510
                                                     ===========    -----------
                           Operating profit                              88,208

Other income (expenses):
      Interest income                                         83
      Land lease                                             250
      Other income                                         1,250
      Interest expense                                   (16,228)       (14,645)
                                                     ===========    -----------

                           Net earnings                             $    73,563
                                                                    ===========

Retained earnings at beginning of period                                   --
                                                                    -----------

Retained earnings at end of period                                  $    73,563
                                                                    ===========



See accompanying notes to financial statements

                          THE NORM SERVICES GROUP, LLC

                             STATEMENT OF CASH FLOWS

                       Eleven Months ended March 31, 1998



Cash flows from operating activities:
      Net income                                                      $  73,563
      Add depreciation and amortization                                   3,530
      Changes in assets and liabilities
           (Increase) in receivables                                   (280,001)
           (Increase) in organization costs                              (1,000)
           Increase in mortgage note payable                             70,000
           Increase in accounts payable                                 266,405
           Increase in accrued interest                                   1,750
           Increase in other liabilities                                  2,804
                                                                      ---------
           Net cash provided by operating activities                    137,051
                                                                      ---------

Cash flows used in investing activities:
      Purchase of property and equipment                               (107,792)
                                                                      ---------
           Net cash used in investing activities                       (107,792)
                                                                      ---------

Cash flows from financing activities:
      Capital contributions                                              48,835
      Capital withdrawals                                               (13,000)
                                                                      ---------
           Net cash from financing activities                            35,835
                                                                      ---------

Increase in cash                                                         65,094
Cash at beginning of period                                                --
                                                                      ---------
Cash at end of period                                                 $  65,094
                                                                      =========



See accompanying notes to financial statements

                                                                      Schedule 1
                                                                      ----------

                          THE NORM SERVICES GROUP, LLC

                                  DIRECT COSTS

                       Eleven Months ended March 31, 1998



                     Disposal fees              $ 390,865
                     Trucking                     238,615
                     Equipment rentals            107,248
                     Travel and entertainment      28,053
                     Supplies                      20,596
                     Insurance                     17,563
                     Repairs                       14,660
                     Truck leasing                 12,764
                     Telephone - mobil             10,101
                     Contract labor                 4,695
                     Fuel and oil                   3,491
                     Safety school                  3,272
                     Licenses and permits           3,219
                     Crew boat                      1,800
                     Reimbursement                (41,631)
                                                ---------

                                                $ 815,311
                                                =========

                                                                      Schedule 2
                                                                      ----------

                          THE NORM SERVICES GROUP, LLC

                   SELLING, ADMINISTRATIVE & GENERAL EXPENSES

                       Eleven Months ended March 31, 1998





                      Members compensation        $144,530
                      Payroll expenses              27,823
                      Per diem                       7,205
                      Telephone                      4,253
                      Printing and reporduction      4,091
                      Vehicle expenses               3,967
                      Professional fees              3,556
                      Office supplies                1,627
                      Rent                           1,425
                      Advertising                    1,375
                      Contributions                    981
                      Utilities                        770
                      Drug program                     609
                      Dues and subscriptions           606
                      Postage and delivery             441
                      Bank charges                     210
                      Other expenses                   200
                                                  --------

                                                  $203,669
                                                  ========

                          THE NORM SERVICES GROUP, LLC

                   Notes to Consolidated Financial Statements

                                 March 31, 1998



1. Summary of Significant Accounting Policies:
   -------------------------------------------

Operations of the Company
-------------------------

     The Norm Services Group, LLC was incorporated as a Texas Limited Liability Company on February 26, 1997 and commenced operations in May 1997. The Company is involved in the remediation of naturally occurring radioactive and waste materials along the gulf coast of Texas and Louisiana.

Property, equipment, and depreciation
-------------------------------------

     Property and equipment are depreciated using the straight-line method of depreciation over the estimated lives of the assets.

Income taxes
------------

     The Company is a Limited Liability Company and reports its income to its members as a partnership. The members report their pro-rata share of income on their individual income tax returns and pay any tax liabilities incurred.

     The Company elected to report for income tax purposes on the calendar year and also elected to be on a cash basis. Depreciation was reported on an accelerated basis. The result of these elections resulted in a tax deferment of $39,356 to the members.

2. Accounts receivable:
   --------------------

     The Company has elected to factor its accounts receivable for which a fee of 3% is paid. The factoring agreement provides for a 10% reserve to be held against all unpaid receivables.

3. Mortgage note payable:
   ----------------------

     The mortgage note payable is secured by land,  farm and  improvements.  The note is for $70,000, due January 2, 1999 and bearing interest at 10% per annum. The note is held by two members of the LLC.

4. Related party transactions:
   ---------------------------

     The Company rents equipment from NSG Rentals at normal rental rates. NGS Rentals is a partnership related through common capital ownership.

5. Subsequent events:
   ------------------

     Effective June 15, 1998, two of the members of the LLC exchanged their one-third interest for shares of CNH Holdings Company.

                          THE NORM SERVICES GROUP, LLC

                                 March 31, 1998


5. Subsequent events (contrinued):
   -------------------------------

     On July 20, 1998 by resolution of the members of the Norm Services Group, LLC, the Limited Liability Company was dissolved and a new C-type corporation was formed under the provisions of IRC Sec. 351.

     On August 7, 1998 at a special meeting of directors and shareholders it was resolved to exchange all the company stock for shares of stock of CNH Holdings Company, Inc., under IRC Sec. 368 (a)(1)(8). As a result the Company becomes a wholly-owned subsidiary of CNH.

     Also on August 7, 1998, the Company accepted an offer from NSG Rentals, a partnership to transfer 100 percent and its assets and liabilities in exchange for shares of Norm, shares then being exchanged for CNH shares. NSG Rentals now operates as a division of Norm Services Group.

                          INDEPENDENT AUDITOR'S REPORT



The Partners
NSG Rentals


We have audited the balance sheets of NSG Rentals, partnership, as of March 31, 1998 and the related statements of income, partners capital, and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NSG Rentals as of March 31, 1998, and the results of its operations for the period then ended in conformity with generally accepted accounting principles.





Littleton, Colorado
November 3, 1998

                                   NSG RENTALS
                                 (A Partnership)

                                  Balance Sheet

                                 March 31, 1998



                                     ASSETS

Current Assets
      Cash                                                              $  1,119
      Accounts receivable, trade                                          20,394
                                                                        --------
                           Total current assets                           21,513
Equipment at cost:
      Rental equipment                               $ 38,277
      Office equipment                                  2,658
                                                     --------
                                                       40,935
      Less accumulated depreciations                     (488)            40,447
                                                     ========           --------
                                                                        $ 61,960
                                                                        ========


                        LIABILITIES AND PARTNERS EQUITY

Current liabilities:
      Note payable, bank                                                $ 42,750
      Accounts payable, trade                                              8,300
      Other liabilities                                                    1,554
                                                                        --------
                                                                        $ 52,604

Partners' capital                                                          9,356
                                                                        --------
                                                                        $ 61,960
                                                                        ========




See accompanying notes to financial statements

                                   NSG RENTALS
                                 (A Partnership)

                              STATEMENT OF EARNINGS

            From date of inception (March 4, 1998) to March 31, 1998



Gross receipts:
      Rental income                                                      $17,116
      Service income                                                       1,725
                                                                         -------
                          Total income                                    18,841

Cost of sales:
      Outside services                                     $ 1,970
      Equipment rental                                       2,601
      Equipment maintenance                                  1,245
      Depreciation                                             488         6,304
                                                           =======       -------
                           Gross profit                                   12,537

Administrative and general expenses:
      Office supplies                                          645
      Telephone                                                220
      Travel and entertainment                               2,252
      All other expenses                                        64         3,181
                                                           =======       -------

                           Net earnings                                  $ 9,356
                                                                         =======



See accompanying notes to financial statements

                                   NSG RENTALS
                                 (A Partnership)

                             STATEMENT OF CASH FLOWS

            From date of inception (March 4, 1998) to March 31, 1998



Cash flows from operating activities:
      Net earnings                                                     $  9,356
      Add non-cash item:
           Depreciation                                                     488
      Changes in accounts receivable                                    (20,394)
      Changes in accounts payable                                         8,300
      Changes in other liabilities                                        1,554
                                                                       --------
           Net cash (used) in operating activities                         (696)
                                                                       --------
Cash flows (used) in investing activities:
      Purchase of equipment                                             (40,935)
                                                                       --------

Cash flows from financing activities:
      Note payable, bank                                                 42,750
                                                                       --------

                           Net increase in cash                           1,119

Cash at beginning of period                                                --
                                                                       --------
Cash at end of period                                                  $  1,119
                                                                       ========



See accompanying notes to financial statements

                                   NSG RENTALS
                                 (A Partnership)

                   Notes to Consolidated Financial Statements

                                 March 31, 1998



1. Summary of Significant Accounting Policies:
   -------------------------------------------

Operations of the Partnership
-----------------------------

     NSG Rentals was formed as a partnership on February 1, 1998 and commenced operations on March 4, 1998. The Partnership rents and services oil field equipment.

     Income is recognized on the accrual method of accounting as equipment is rented and services are performed.

     On the 18th day of August 1998, the NORM Services Group, Inc. acquired all of NSG Rental's assets and liabilities, and it now operates as a division of that company.

Equipment and depreciation
--------------------------

     The Partnership depreciates its equipment using the straight-line method of depreciation over the estimated useful lives of the assets.

Income taxes
------------

     The Partnership reports for income taxes on the same basis as it reports for financial accounting. Each partner reports his pro-rata share of the Partnership income and personally pays any tax liabilities incurred.


2. Related Party Transactions:
   ---------------------------

     The Partnership rents equipment to NORM Services, Inc. at the same rates as charged to other entities. Some of NORM Services, Inc., stockholders are also partners in NSG.

3. Commitments and Contingencies:
   ------------------------------

     The Partnership has no known commitments or contingencies.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CNH HOLDINGS COMPANY
(Registrant)



By: /s/ Larry V. Tate
   --------------------------------------
   Larry V. Tate, Chief Executive Officer


Date: November 16, 1998

                                    EXHIBITS

Exhibit 1.  Agreement of Purchase

Exhibit 2.  Series A Preferred Stock

Exhibit 3.  Recission Agreement

                                  EXHIBIT No. 1


                              AGREEMENT OF PURCHASE

This plan and agreement of purchase ("Plan") has been adopted as a reorganization under Section 368(b) of the Internal Revenue Code and has been entered into in Dallas, Texas, this 15th day of June, 1998 ("Closing Date"), between CNH Holdings, Inc., a Nevada corporation sometimes referred to in this Agreement as either the "Purchaser" or "CNH," Southport Environmental and Development, Inc., a Texas corporation sometimes referred to in this Agreement as either the "Acquired Corporation "or "SEDI" and the shareholders of the Acquired Corporation, all of whom are sometimes collectively referred to in this Agreement as the "Shareholders."

The Purchaser hereby acquires from the Shareholders all of issued and outstanding capital stock of the Acquired Corporation in exchange solely for shares of voting stock of the Purchaser. Under this Plan, the Acquired Corporation has become a wholly-owned subsidiary of CNH.

                                    ARTICLE I
                        EXCHANGE OF VOTING CAPITAL STOCK

1.01. Transfer and Delivery of SEDI Shares. Shareholders hereby transfer and deliver to Purchaser certificates evidencing all of the issued and outstanding capital stock of SEDI duly endorsed in blank so as to result in transfer upon delivery.

1.02. Issuance and Delivery of CNH Shares. In exchange for the transfer by Shareholders to Purchaser of all of the issued and outstanding Acquired Corporation capital shares hereunder, Purchaser has (i) issued and delivered to Shareholders 6,000,000 "restricted" common shares of CNH (the "CNH Shares"), and
(ii) 200,000 shares of Class A Preferred Stock.

                                   ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND ACQUIRED CORPORATION

2.01. Organization and Standing. SEDI is a corporation duly organized, validly existing and in good standing under the laws of Texas, with all corporate powers to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of SEDI delivered to Purchaser herewith are complete and accurate as of the Closing Date. SEDI is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

2.02. Balance Sheet. A balance sheet and related statements of operations, cash flows and equity dated as of and for the three year or lesser period, if inception occurred within three years, ended December 31, 1997 ("Balance Sheet"), shall forthwith be delivered. The Purchaser and SEDI shall cause the delivery of these financial statements (I) audited in accordance with Generally Accepted Auditing Standards, (ii) prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis and fairly presenting the financial position of SEDI and (iii) complying with Regulation S-X and Form 8-KSB within 75 days after the Closing Date.

2.03. Capitalization. SEDI has an outstanding capitalization which is all in the hands of the Shareholders, all of which are fully paid and non-assessable. There are no outstanding subscriptions, options, contracts, commitments or demands relating to the capital stock of SEDI or any other agreements of any character under which SEDI or the Shareholders would be obligated to issue or purchase shares of its capital stock.

2.04. Title to Assets. Acquired Corporation has good and marketable title to all of its assets, all as set forth in the Balance Sheet, none of which are subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever except those that: (a) are disclosed on the Balance Sheet and/or the footnotes thereto or (b) do not materially and adversely affect the use of the asset. Further, the assets of SEDI are in good condition and repair, except for reasonable wear and tear.

2.05. Schedule of Assets. Acquired Corporation shall forthwith deliver to Purchaser a separate schedule of assets, specifically referring to this paragraph, containing, as of the Closing Date, a true and complete: (a) legal description of all real property owned by SEDI and any real property in which SEDI has a leasehold interest, including working interests, (b) list of all capitalized machinery, tools, and equipment of SEDI that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items, (C) list of all machinery, tools, and equipment in which SEDI has a leasehold interest, with a description of each interest, (d) list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights and copyright registrations owned by SEDI, and (f) list of all interests in subsidiaries and/or joint ventures, including, without limitation, NSG.

2.06. Liabilities. Except as set forth in the Balance Sheet, SEDI presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with the Plan. SEDI is not in default with respect to any terms or conditions of any indebtedness. Further, SEDI has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against SEDI.

2.07. Litigation. SEDI is not a party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material and adverse effect on the Plan, or on the financial condition, net worth, prospects or business of SEDI. To the best of the Acquired Corporation's knowledge, it is not aware of any facts that might result in any action, suit or other proceeding that would result in any material and adverse change in the business or financial condition of SEDI.

2.08. Compliance with Law and Instruments. The business and operations of SEDI are not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is not any pending claim or threatened action with respect to such rights. SEDI is not obligated to make any payments in the form of royalties, fees or otherwise to any owner of any patent, trademark, trade name or copyright.

2.09. Contractual Obligations. SEDI is not a party to or bound by any written or oral: (a) contract not made in the ordinary course of business, (b) contract with any labor union other than in the ordinary course of business, (c) bonus, pension, profit sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits other than in the ordinary course of business, (d) any real or personal property lease other than in the ordinary course of business, (e) advertising contract or contract for public relations services other than in the ordinary course of business, (f) purchase, supply or service contracts in excess of $10,000 each or in the aggregate of $100,000 for all such contracts other than in the ordinary course of business,
(g) deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of SEDI to a lien, encumbrance or other restriction other than in the ordinary course of business, (h) term contract continuing for a period of more than one year that is not terminable at will without liability to SEDI or its successors other than in the ordinary course of business, or (i) a contract that contains a predetermination of price or similar type of provision, or which provides for a fixed price for goods or services sold. SEDI has performed all obligations required to be performed by it to the Closing Date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom SEDI has contractual arrangements are in default of their obligations.

2.10. Changes in Compensation. Since the date of the Balance sheet, SEDI has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or stockholder other than in the normal course of business.

2.11. Records. All of the account books, minute books, stock certificate books and stock transfer ledgers of SEDI are complete and accurate.

2.12. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of SEDI and Shareholders in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents SEDI and Shareholders from delivering its shares of common stock in the manner contemplated under the Plan.

2.13. Taxes. SEDI has filed all income tax returns and, in each jurisdiction where qualified or incorporated, all income tax and franchise tax returns that are required to be filed. SEDI has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

2.14. Brokers. All negotiations on the part of Acquired Corporation and Shareholders related to the Plan have been accomplished solely by Acquired Corporation and Shareholders without the assistance of any person employed as a broker or finder. Acquired Corporation and Shareholder have done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

2.15. Full Disclosure. As of the Closing Date, SEDI and Shareholders have disclosed all events, conditions and facts materially affecting the business and prospects of SEDI. Shareholders and SEDI have not withed knowledge of any event, condition or fact that they have reasonable grounds to know may materially affect the business and prospects of SEDI. None of the representations and warranties made by Shareholders or SEDI in this Agreement or in any other instrument furnished to Purchaser contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01. Organization and Standing. CNH is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with corporate powers to own property and carry on its business as it is now being conducted. Copies of the articles of incorporation of CNH delivered to Shareholders and SEDI herewith are complete and accurate as of the Closing Date. CNH is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which its principal properties are located or is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

3.02.  Subsidiaries.  CNH has no subsidiaries.

3.03. Capitalization. CNH has an authorized capitalization consisting of 10,000,000 common shares, $.001 par value per share, and 1,000,000 preferred shares, $.01 par value per share. As of the Closing Date, the number of common shares outstanding is as set forth in the Form 10-QSB as of and for the nine month period ended December 31, 1997, and, as of the Closing Date, no preferred shares are issued and outstanding, all of which issued and outstanding shares are fully paid and non-assessable. There are no outstanding warrants, options, contracts, calls, commitments or demands relating to the unissued securities of CNH, other than as required herein.

3.04. Due Delivery. The CNH Shares issued to Shareholders have been validly authorized and issued and are fully paid and non-assessable. No CNH shareholder has any preemptive right of subscription or purchase with respect to these shares.

3.05. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of CNH in accordance with its terms. No provision of the articles of incorporation, bylaws, minutes, share certificates or contracts prevents CNH from delivering its shares of common stock in the manner contemplated under the Plan.

3.06. Brokers. All negotiations on the part of CNH related to the Plan have been accomplished solely by CNH without the assistance of any person employed as a broker or finder. CNH has done nothing to give rise to any valid claims for a broker's commission, finder's fee or any similar charge.

3.07. Full Disclosure. As of the Closing Date, CNH has disclosed all events, conditions and facts materially affecting the business and prospects of CNH, and CNH has not withed knowledge of any event, condition or fact that it has reasonable grounds to know may materially affect the business and prospects of CNH. None of the representations and warranties made by CNH in this Agreement or in any other instrument furnished to Shareholders or SEDI contains any untrue statement of a material fact, or fails to state a material fact.

                                   ARTICLE IV
                      SURVIVAL OF WARRANTIES AND WARRANTIES

4.01. Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of any of the parties hereto to any other party pursuant to this Agreement shall be deemed representations and warranties made by the delivering party to the other parties under this Agreement. The covenants, representations and warranties of the parties shall survive the Closing Date for a period of one year, and then they shall lapse and be of no further effect.

4.02. Expenses. The parties to this Agreement shall pay their own expenses incurred hereunder and in regards of the transactions contemplated hereby, including, but not limited to, all fees and expenses of their respective counsel and accountants.

                                    ARTICLE V
                         COMPLIANCE WITH SECURITIES LAWS

5.01. Acknowledgments of Shareholders. Shareholders acknowledge, understand and agree that: (a) The certificates representing the CNH Shares will bear a legend restricting transfer in accordance with the exemption from registration under the Securities Act of 1933, as amended. (b) The CNH Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state law (collectively, the "Securities Act"); further, the CNH Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act; and, further, the legal consequences of the foregoing mean that Shareholders must bear the economic risk of the investment in the CNH Shares for the requisite period of time. (C) No federal or state agency has made any finding or determination as to the fairness of an investment in CNH, or any recommendation or endorsement of this investment.

5.02. Further Representations and Warranties of Shareholders. Shareholders each individually represent and warrant to CNH as follows: (a) I have the financial ability to bear the economic risks of my investment, have adequate means of providing for my current needs and personal contingencies, and have no need for liquidity in this investment; and, further, I have evaluated the high risks of investing in CNH and have such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that I am capable of evaluating the merits and risks of any investment in the CNH Shares. (b) I have been given the opportunity to ask questions of and receive answers from CNH concerning the terms and conditions of this investment, and to obtain additional information necessary to verify the accuracy of the information I desired in order to evaluate my investment, and in evaluating the suitability of this investment I have not relied upon any representations or other information (whether oral or written), other than that furnished to me by CNH or its representatives; further, I have had the opportunity to discuss with my professional, legal, tax and financial advisers the suitability of an investment in the CNH Shares for my particular tax and financial situation; and, further, in making the decision to purchase the CNH Shares, I have relied solely upon independent investigations made by me or on my behalf. (c) I am acquiring the CNH Shares solely for my own personal account, for investment purposes only, and am not purchasing with a view to, or for, the resale, distribution, subdivision or fractionalization thereof.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.01. Amendments. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the Presidents of SEDI and CNH and by the Shareholders.

6.02. Waiver. The Shareholders, SEDI and/or CNH may, in writing, (a) extend the time for performance of any of the obligations of any other party to this Agreement, (b) waive any inaccuracies or misrepresentations contained in this Agreement or any document delivered pursuant to this Agreement by any other party and/or (C) waive compliance with any of the covenants, or performance of any obligations, contained in this Agreement by any other party.

6.03. Assignment. (a) Neither this Agreement nor any right created hereby shall be assignable by any party without the prior written consent of the other parties, except by the laws of succession. (b) Except as limited by subparagraph
(a), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties. (C) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their permitted successors, any rights or remedies under this Agreement.

6.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the U.S. mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed as follows: (a) in case of SEDI and the Shareholders: P.O. Box 832, Kilgore, Texas 75663; FAX: (903) 984-8296; and
(b) in case of CNH: 1999 Broadway, Ste. 3235, Denver, CO 80202; FAX (303) 292-2882.

6.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.06. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof. It may be executed in any number of counterparts, but the aggregate of such counterparts constitute only one and the same instrument.

6.07. Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

6.08. Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Texas.

6.09. Attorney's Fees. If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees.

6.10. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of any other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

Purchaser: CNH Holdings, Inc.:

By: /s/ Paul M. Lionti
   -----------------------------
   Paul M. Lionti, President

Acquired Corporation: Southport Environmental and Development, Inc.:

By: /s/ Larry V. Tate
   ------------------------------
   Larry V. Tate, President

Shareholders:

/s/ Larry V. Tate
---------------------------------
Larry V. Tate


/s/ Gerald Pybas
---------------------------------
Gerald Pybas

                                  EXHIBIT No. 2

                 SERIES A: 10% DIVIDEND BEARING PREFERRED STOCK


                      CERTIFICATE SETTING FORTH RESOLUTIONS
                                       BY
                           THE BOARD OF DIRECTORS FOR

                           CNH HOLDINGS COMPANY, INC.

                    (Pursuant to the Nevada Corporation Code)


We, the undersigned, as the President and Secretary of CNH Holdings Company, Inc., a Nevada corporation, the Articles of Incorporation of which are on file in the office of the Secretary of State for the State of Nevada DO EACH HEREBY CERTIFY AND VERIFY: that the Board of Directors of CNH Holdings Company, Inc., in accordance with said articles and pursuant to the laws of the State of Nevada, duly adopted on June 15, 1998, the preambles and resolutions attached hereto.

IN WITNESS WHEREOF: We have set our hands and the corporate seal this 15th day of June, 1998.


CNH HOLDINGS COMPANY, INC.


By: /s/ Paul M. Lionti
   -------------------------------
   Paul M. Lionti, President                                              [SEAL]



Attest: /s/ Mark S. Pierce
       ----------------------------
       Mark S. Pierce, Secretary

                  UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING

                               BOARD OF DIRECTORS
                                       FOR
                           CNH HOLDINGS COMPANY, INC.
                                 (June 15, 1998)

Pursuant to the provisions of the "Nevada Corporation Code"- which provide that action required or permitted by said code to be taken at a meeting of the board of directors of a corporation may be taken without a meeting with the same force and effect as a unanimous vote of said board if the action is (I) evidenced by one or more written consents describing the action taken, (ii) signed by each director and (iii) delivered to the secretary of the corporation for filing with the corporate records - the undersigned, being the sole members of the board of directors of CNH Holdings Company, Inc., (the "Board of Directors" and the "Company," respectively), do hereby waive any and all notice which may be required to be given with respect to a meeting of the Board of Directors and do hereby take, ratify, confirm and approve the following action this 15th day of June, 1998.

WHEREAS, the Company has been presented with an opportunity to acquire as a wholly-owned subsidiary Southport Environmental and Development, Inc. a Texas corporation ("Southport"); WHEREAS, the Company has been presented with a proposed Plan and Agreement of Purchase (the "Southport Purchase Agreement") by and between the Company, Southport and the shareholders ("Shareholders") of Southport; WHEREAS, the Southport Purchase Agreement requires the delivery to the Shareholders of 6,000,000 shares of the common stock of the Company and 200,000 shares of a series of preferred stock in order to consummate said agreement; WHEREAS, the execution and delivery of, and performance under, the Southport Purchase Agreement and the delivery of the common and preferred shares thereunder is in the best interests of the Company; WHEREAS, the Articles of Incorporation governing the Company (the "Articles of Incorporation") permit the issuance of preferred shares in series with such designations, preferences and relative participating option or other rights and qualifications, limitations and restrictions as may be fixed by the Board of Directors, including, without limitation, the rate of dividends and redemption and conversion prices, all of which are to be determined after giving consideration to the financial and general condition of the Company and to the condition of the securities' markets, if any, existing at the time of issuance; and WHEREAS, the directors deem it advisable to establish and issue a new series of preferred stock at this time to accomplish the consummation of the Southport Purchase Agreement and have carefully investigated the financial and general condition of the Company and the relation of the condition of the Company to the condition of the securities markets, and have determined that it is in the best interests of the Company to establish a new series of preferred stock to be denominated "Series A: Voting, Convertible Preferred Stock" with the attributes set forth in this resolution and to forthwith deliver a certificate evidencing the same to the Shareholders:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors authorizes Corporate Stock Transfer to issue 6,000,000 "restricted" common shares of the Company to the Shareholders in partial consummation of the Southport Purchase Agreement; RESOLVED, that Mr. Mark S. Pierce shall instruct Corporate Stock Transfer in the number and name of the Shareholders to whom the aforesaid shares shall be issued; RESOLVED, that the Board of Directors hereby authorizes the Company to issue for the purpose of consummating the Southport Purchase Agreement Two Hundred Thousand (200,000) shares of its "Series A: 10% Dividend Bearing Preferred Stock" at a price of $20 per share, which series shall have the following features: (a) Dividends - the series shall pay a dividend of 10% per annum computed and accrued quarterly in arrears, to be declared and paid only when the Board of Directors deems such to be in the best interests of the Company; (b) Conversion - the series shall not be convertible into any other securities of the Company; (c) Redemption - neither the Company nor any one else shall have any right to redeem the shares of this series at any time; (d) Liquidation Preference - the holders of the series shall be entitled to a liquidation preference over any existing or subsequently established class or series of outstanding stock of the Company in the amount of $20 per share plus all accrued and unpaid dividends; (e) Sinking Fund - the holders of this series shall not be entitled to the establishment of any sinking fund for the purpose or retiring the shares of the series or for any other purpose; (f) Voting Rights
- the series shall have no voting rights other than those provided under Nevada law; (g) Additional Provision - the series shall be issued, upon compliance with the laws of the State of Nevada, in accordance with those terms set forth on Exhibit A hereto, which is specifically incorporated herein by this reference and adopted as the act of the Company; RESOLVED FURTHER that the President and the Secretary are hereby authorized and directed to cause to be filed under corporate seal such certificates as shall be requisite to the end that the stock shall be issued and delivered to the Shareholders as aforesaid; and RESOLVED FINALLY that the President be, and he hereby is, authorized to (i) effectuate, to the extent necessary and appropriate, those actions taken hereby, (ii) issue a certificate or certificates for the shares, (iii) prepare a form of certificate for the shares in accordance with the above resolutions and (iv) provide for filing all necessary documentation with the Secretary of State for the State of Nevada, applicable state securities authorities and the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board of Directors, have hereunto set their hands effective as of the date first specified above.

/s/ Paul M. Lionti
---------------------------
Paul M. Lionti, Director

                                    EXHIBIT A

            SERIES A: 10% DIVIDEND BEARING PREFERRED STOCK PROVISIONS

The Series A 10% Dividend Bearing Preferred Stock (the "Preferred Stock or the "Series A Preferred Stock") shall consist of one (1) series of Two Hundred Thousand (149,259) shares of the preferred stock of CNH Holdings Company, Inc., (the "Company"), with each share to be identical to every other in all respects. The following sets forth the provisions of the Series A Preferred Stock.

Part 1: Dividends: The holders of the issued and outstanding Preferred Stock shall be entitled to receive quarterly in arrears, as and when declared by the Board of Directors, dividends amounting to 10% of the liquidation value on the Preferred Stock. If a dividend is not paid, it shall accrue and be compounded into the liquidation value of the Preferred Stock.

Part 2: Conversion: The holders of the Preferred Stock shall have no conversion rights.

Part 3: Redemption: No one, including the Company, shall be entitled to redeem the Preferred Stock under any circumstances at any time.

Part 4: Liquidation: The Preferred Stock shall not entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company in the amount of $20, plus accrued and unpaid dividends.

Part 5:  Sinking  Fund:  The  Preferred  Stock   shall  not be  entitled  to the
establishment of any sinking fund for any purpose.

Part 6: Voting Rights:  The Preferred Stock shall have no voting rights.

Part 7: Additional Provisions: The Preferred Stock may not be subordinated in any respect to the terms and provisions of the Common Stock and to the terms and provisions of any other series of the outstanding preferred stock of the Company which may be issued and become outstanding subsequent to the Preferred Stock.

                                 EXHIBIT No. 3:

                               RECISION AGREEMENT

THIS AGREEMENT, made and entered into this 15th day of June, 1998, to be effective as of the 9th day of December, 1997, by and between CNH Holdings, Inc., a Nevada corporation ("CNH"), DRC, Inc., a Nevada corporation ("DRC"), and GNC Corporation, a Nevada corporation ("GNC"),

                                   WITNESSETH:

WHEREAS, CNH, DRC and GNC were each previously involved in certain transactions that were consummated on December 9, 1997, under an Agreement of Purchase(the "Purchase Agreement") pursuant to which CNH acquired all of the outstanding proprietary interest of GNC from DRC (the "GNC Shares") in exchange for 2,500,000 common shares of CNH (the "CNH Shares"); WHEREAS, said transactions have given rise to a right of recision of the Purchase Agreement between CNH, DRC and GNC under the Securities Act of 1933, as amended (the "Securities Act"), which allows for the return of the GNC and CNH Shares to their original owners prior to the execution and delivery of the Purchase Agreement; WHEREAS, the parties have agreed to compromise their claims against one another hereunder; and WHEREAS, the transactions set forth herein are in the respective best interests of CNH, DRC and GNC; NOW, THEREFORE, based upon the above and foregoing premises, and such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   RESCISSION

1.1. Rescission. CNH hereby rescinds the Purchase Agreement and its purchase of the GNC Shares from DRC and GNC effective December 9, 1997. DRC and GNC hereby accept the surrender of the GNC Shares to them effective December 9, 1997. DRC and GNC hereby rescind the Purchase Agreement and their purchase of the CNH Shares from CNH effective December 9, 1997. CNH hereby accepts the surrender of the CNH Shares to it effective December 9, 1997. CNH, GNC and DRC shall forthwith execute any and all additional documents as may be reasonably requested by any other party hereto to provide for the effective transfer of the shares being surrendered hereunder.

1.2. Mutual General Releases between CNH, DRC and GNC. Upon execution and delivery hereof, CNH, DRC and GNC (for themselves and their successors and assigns) do each forever acquit, remise, release and forever discharge each other and their respective directors, officers, employees, shareholders, servants, agents, successors, affiliates and assigns from and against any and all claims, demands, rights and causes of action of any kind or nature whatsoever, whether now known or which may subsequently accrue, and whether such relates to the Purchase Agreement, the purchase of the CNH and GNC Shares or otherwise.

                                   ARTICLE II
                   REPRESENTATIONS, WARRANTIES AND DISCLAIMER

2.1. Representations and Warranties of CNH. CNH hereby represents and warrants to DRC and GNC as follows:

     a. All  necessary  action  has been taken to make this  Agreement  a legal, valid and binding obligation of CNH enforceable in accordance with its terms and conditions. b. The execution and delivery of this Agreement and the performance by CNH of its obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which CNH is a party.

2.2. Representations and Warranties of DRC and GNC. DRC and GNC each represent and warrant, jointly and severally, to CNH as follows:

     a. All necessary action has been taken to make this Agreement a legal, valid and binding obligation of DRC and GNC enforceable in accordance with its terms and conditions. b. The execution and delivery of this Agreement, and the performance by DRC and GNC of their respective obligations hereunder will not result in any material breach or violation of or material default under any material agreement, indenture, lease, license, mortgage, instrument, or understanding, nor result in any violation of any law, rule, regulation, statute, order or decree of any kind to which DRC and GNC is or are a party.

                                   ARTICLE III
                                    INDEMNITY

CNH, DRC and GNC shall each indemnify, save, defend and hold every other party hereto harmless from and against any and all damage, loss, cost or expense (including reasonable attorneys' fees) arising from any breach of this Agreement caused by any breach of any representation or warranty or failure in covenant on its part set forth herein or the untruth or inaccuracy thereof. CNH, DRC and GNC shall, jointly and severally and at their own expense, defend every other party hereto from and against any and all claims resulting hereunder from its own act or omission with counsel reasonably satisfactory to the other party or parties; provided, however, that the defending party or parties shall allow the non-defending party or parties to participate in any such action to the extent such participation is reasonable and the defending party or parties deems it appropriate; provided, further, that the defending party or parties shall not agree to the settlement of any such action without the prior written consent of the non-defending party or parties, which consent shall not be unreasonably withheld.

                                   ARTICLE IV
                                  MISCELLANEOUS

4.1. Entire Agreement; Modification. This Agreement sets forth and constitutes the entire agreement between the parties hereto with respect to transactions set forth herein, and supersedes any and all prior agreements, understandings, promises, and representations made by any party to any other party concerning the subject matter hereof and the terms applicable thereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of the parties hereto.

4.2. Governing Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Nevada.

4.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CNH HOLDINGS, INC.

By: /s/
   --------------------------------
   Authorized Representative

DRC, INC.

By: /s/
   --------------------------------
   Authorized Representative

GNC CORPORATION

By: /s/
   --------------------------------
   Authorized Representative